Exhibit 99.1

For immediate release

October 4, 2015

AtriCure Enters Into Definitive Agreement to Acquire nContact

Announces Preliminary Results for Third Quarter 2015, Updates Outlook for 2015 and Provides 2016 Outlook

Company to Host Conference Call Monday, October 5 at 8:30am ET

Acquisition expands available market opportunity

Complementary product lines to provide additional solutions for serious forms of Atrial Fibrillation

WEST CHESTER, Ohio – October 4, 2015 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage management,  today announced that it has entered into a definitive merger agreement under which AtriCure has agreed to acquire nContact, Inc., a privately held developer of innovative cardiac ablation solutions.

The transaction consideration consists of an upfront payment of approximately 3.7 million shares of AtriCure common stock, valued at $24.60 per share, and approximately $8 million in cash, subject to closing adjustments.  The transaction also includes up to $50 million in additional contingent consideration based on completion of enrollment of the CONVERGE IDE trial and PMA approval.  Additionally, nContact shareholders are entitled to additional sales-based contingent consideration on revenue in excess of an annual growth rate of greater than 25% through 2019. All contingent consideration can be paid in either cash or AtriCure common stock, or a combination of both.

“nContact is an excellent strategic addition to AtriCure, as it expands and strengthens our presence in the Afib market. We expect the combined entity to provide improved market access and additional collaboration opportunities with cardiac surgeons and electrophysiologists,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “This acquisition reinforces our commitment to the Afib market, product innovation and clinical science.  We are excited to be able to offer this therapy to our combined customer base, further the CONVERGE IDE trial, and continue our mission to grow the market with new solutions.”

The transaction will combine two companies committed to solving the challenges associated with the most serious forms of Afib and is expected to:

•	Expand AtriCure’s addressable market with the addition of a proven technology that treats an under-served population of patients as well as expand AtriCure’s customer account base
•	Complement and expand AtriCure’s current product portfolio and minimally invasive (MIS) intellectual property portfolio
•	Enhance AtriCure’s commitment to clinical science with the CONVERGE IDE clinical trial
•	Accelerate and sustain AtriCure’s revenue growth rate
•	Drive continued margin expansion and operating leverage opportunities

nContact, based in Morrisville, North Carolina, develops and markets a portfolio of innovative devices that provide for less invasive ablation options for the treatment of cardiac arrhythmias.  The company’s technology is used in the Convergent procedure, a multi-disciplinary therapy in which a closed-chest surgical epicardial ablation is performed, and then complemented by an endocardial catheter ablation performed by an electrophysiologist.  nContact is currently conducting the CONVERGE IDE clinical trial, the first head-to-head study to evaluate the Convergent procedure versus catheter ablation in patients with persistent Afib.  In addition to the ongoing IDE trial, individual center results have been published in numerous peer reviewed papers.

Subject to customary closing conditions, the transaction is expected to close in the next several weeks.  AtriCure shareholder approval is not required.

Financial Impact

AtriCure expects that the transaction will be accretive to its revenue growth rate going forward.  As a result of the transaction, AtriCure expects to increase sales and marketing expenditures as well as clinical trial expenditures in order to accelerate efforts in those areas. The company expects the transaction to be dilutive to EBITDA through 2017 and accretive in 2018 and beyond.  nContact had 2014 revenues of $8.2 million and is growing approximately 25% this year.

Preliminary Results for the Third Quarter 2015

Preliminary revenue for the third quarter of 2015 is expected to be approximately $31.6 million, reflecting constant currency growth of approximately 21.2% over the third quarter of 2014.  Based on this preliminary estimate, revenue from U.S. customers is expected to be $24.7 million, reflecting growth of 23.1%, and revenue from international customers is expected to be $6.9 million, reflecting growth of 15.5% on a constant currency basis.  Preliminary revenue for the nine months ending September 30, 2015 is expected to be $94 million, reflecting year-over-year constant currency growth of 23.9% over the nine months ending September 30, 2014.

“We are pleased to report preliminary third quarter results, which reflect strong and sustained growth through the first nine months of the year.  Our U.S. sales continue to perform extremely well, and while international sales continue to be impacted by the weak Euro and softness in certain Eastern European markets, we remain excited about our prospects for continued growth going forward,” said Mr. Carrel. “In addition, with this acquisition and the success we have seen in our core business, we are confident that we can sustain organic revenue growth of approximately 18% through the end of the decade.  This is up from the 15% long term growth expectations we have previously communicated.”

These preliminary, unaudited financial results for the third quarter of 2015 are based on current expectations and are subject to quarter-end closing adjustments; actual results may differ.

2015 Outlook

The company is narrowing its expectations for 2015 revenue to the range of $128 million to $129 million, which represents an increase of 19% to 20% over 2014 (21% to 23% on a constant currency basis), excluding the impact of this transaction.  The company expects nContact product sales of approximately $1.5 million for the remainder of 2015.

Management projects adjusted EBITDA, a non-GAAP measure, to be a loss in the range of $10 million to $12 million for 2015, including the impact of the transaction. This compares to previous expectations of 2015 adjusted EBITDA to be a loss in the range of $7 million to $8 million. The difference between the projected Adjusted EBITDA amount, a non-GAAP metric, and net loss, the most directly comparable financial measure, is primarily driven by depreciation, amortization, share-based compensation, and other minor non-cash items.

2016 Outlook

For 2016, AtriCure projects consolidated revenue growth of 25%, which includes the expectation for approximately 18% organic growth. For 2016, adjusted EBITDA loss is expected to increase due to acquisition and integration costs resulting from the nContact transaction, with the impact slowing in 2017.  The company expects to be adjusted EBITDA positive for full year 2018.

Conference Call

AtriCure will host a conference call at 8:30 a.m. Eastern Time on Monday, October 5th to discuss the transaction. A live webcast of the conference call will be available online on the Investor page of AtriCure’s corporate website at

www.atricure.com. You may also access this call through an operator by calling 855-307-9214 for domestic callers and 330-863-3275 for international callers, using participant passcode 54265701.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through October 13, 2015. The replay dial-in numbers are 855-859-2056 for domestic callers and 404-537-3406 for international callers. The participant passcode is 54265701.

Advisors

Piper Jaffray & Co. is acting as exclusive financial advisor, and Keating Muething & Klekamp PLL is serving as legal counsel, to AtriCure. Perella Weinberg Partners LP is acting as exclusive financial advisor, and Wyrick Robbins Yates & Ponton LLP is serving as legal counsel, to nContact.

About AtriCure

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip left atrial appendage management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 33 million people worldwide. For more information visit AtriCure.com or follow us on Twitter @AtriCure.

About nContact

nContact’s mission is to transform the underserved arrhythmia market through the advancement of less invasive ablation alternatives for cardiac arrhythmias. The Company is conducting the CONVERGE IDE Clinical Trial, the first head-to-head study to evaluate the Convergent Procedure to catheter ablation in persistent atrial fibrillation patients. The Company’s lead technology, Epi-Sense® Coagulation System with VisiTrax®, has CE Mark approval in Europe for the coagulation of cardiac tissue in the treatment of atrial fibrillation and atrial flutter. The Epi-Sense Coagulation System with VisiTrax is indicated for endoscopic coagulation of cardiac tissue in the U.S. nContact was founded in 2005 and is headquartered in Morrisville, North Carolina, USA. For more information, visit www.ncontactinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, AtriCure’s ability to retain and attract key employees, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to continue to be in compliance with applicable U.S. federal and state and foreign government laws and regulations, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures, including the development of drug or catheter-based technologies, or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, fluctuations in exchange rates for future sales denominated in foreign currency, which represent a majority of AtriCure’s sales outside of the United States, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACTS:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@AtriCure.com

or

Investor Relations Contact

Westwicke Partners

Lynn Pieper

(415) 202-5678

lynn.pieper@westwicke.com